Exhibit 10.6

PARKVALE FINANCIAL CORPORATION
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE BENEFIT PLAN

PREAMBLE

The Parkvale Financial Corporation (the “Corporation”) Amended and Restated Supplemental Executive Benefit Plan (the “Plan”) is adopted effective as of December 20, 2007.  The Plan was initially adopted effective as of December 31, 1994.  The Plan as amended and restated shall in all respects be subject to the provisions set forth herein.

This Plan is being amended and restated to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder.  No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

The Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any regulations relating thereto.  The Plan has been and shall continue to be operated in compliance with Section 409A of the Code.  The Plan is an unfunded plan for tax purposes.  The provisions of the Plan shall be construed to effectuate such intentions.

PURPOSE

The Plan is established and maintained by the Corporation and Parkvale Savings Bank (the “Bank”) for the purpose of permitting certain of its salaried employees who are selected by the Board of Directors of the Corporation and listed in Appendix A attached hereto, and who participate in the Corporation’s Employee Stock Ownership Plan (“ESOP”), to receive contributions equal to amounts in excess of the limitations imposed by Sections 401(a)(17) and 415 of the Code.

Accordingly, the Corporation and the Bank hereby adopt the Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

In addition to those terms defined above, the following terms shall have the meanings hereinafter set forth whenever used herein:

1.1. “Board” means the Boards of Directors of the Corporation and the Bank.

1.2. “Corporation Common Stock” means shares of common stock of the Corporation.

1.3. “ESOP Allocation” means the number of shares allocable to the individual account of a participant in the ESOP pursuant to Article IV of the ESOP.

1.4. “Participant” means a salaried employee of the Corporation and/or the Bank who is a participant in the ESOP, who is a member of a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA, and who is selected by the Board to participate in the Plan.

1.5. “Plan Year” means the 12 consecutive-month period ending December 31 of each year.

  1.6. “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Corporation and the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Corporation, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

1.7. “Stock Unit” means a bookkeeping unit used for the purpose of crediting amounts to the account of a Participant, with each such Stock Unit being equivalent to one share of Corporation Common Stock.

1.8. “Supplemental ESOP Allocation” shall mean the number of Stock Units allocated to a Participant’s account pursuant to Section 3.1 of the Plan.

1.9. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE II

ELIGIBILITY

A salaried employee of the Corporation and/or the Bank who is eligible to receive the benefit of an ESOP Allocation, the total amount of which is reduced by reason of the limitation on compensation which may be taken into account for the purpose of calculating allocations pursuant to Sections 401(a)(17) and 415 of the Code, as amended, shall be eligible to be selected by the Board of Directors of the Corporation and the Bank to participate in the Plan.

ARTICLE III

SUPPLEMENTAL CONTRIBUTIONS

3.1.            Supplemental ESOP Allocation.

A Participant’s account in the Plan shall be credited with a Supplemental ESOP Allocation each year effective as of the last day of the Plan Year.  The amount of the Supplemental ESOP Allocation to be made by the Corporation or the Bank for the benefit of a Participant with respect to a given Plan Year shall be an amount equal to the difference between (a) and (b) below:

(a)
The ESOP Allocation which would have been allocated to the Participant for the Plan Year, as determined by Article IV of the ESOP and the definition of “Compensation” in Section 1.10 of the ESOP without giving effect to the limitations imposed by Sections 401(a)(17) and 415 of the Code; less

(b)	The amount of the ESOP Allocation actually allocated to the account of the Participant in the ESOP for the Plan Year.

Supplemental ESOP Allocations made for the benefit of a Participant for any Plan Year shall be credited to an account maintained under the Plan in the name of each Participant within 180 days after the last day of such Plan Year.

ARTICLE IV

INVESTMENT OF SUPPLEMENTAL ESOP ALLOCATIONS

Amounts credited hereunder to the account of a Participant shall be treated as if they were actually invested in the ESOP account of the Participant and shall be credited with gains and losses at the same time and in the same manner as is applicable to amounts invested in the ESOP account of such Participant. If any Corporation Common Stock is held in a rabbi trust to fund the Corporation's obligations under the Plan, the Corporation Common Stock (i) may not be diversified; (ii) must remain at all times invested in the form of Corporation Common Stock or Stock Units, as applicable; and (iii) must be distributed solely in the form of whole shares of Corporation Common Stock; provided, however, that in the event of any change in the outstanding shares of Corporation Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the account of each Participant shall be adjusted by the Board in a reasonable manner to reflect the change, and any such adjustment by the Board shall be conclusive and binding for all purposes of the Plan.

ARTICLE V

VESTING; DISTRIBUTIONS

5.1.            Vesting.  The vested portion of a Participant’s account shall be a percentage of the total amount credited to the account determined on the basis of the Participant’s number of “Years of Service” (as defined in Section 1.56 (or any successor thereto) of the ESOP) according to the following schedule:

Years of Service	Percentage
Less than 5	0%
5	100%

In determining Years of Service for purposes of vesting under the Plan, Years of Service with the Corporation or the Bank prior to December 31, 1994 shall be included.

Notwithstanding the above vesting schedule, a Participant shall be 100% vested in his account upon attainment of “Normal Retirement Age” (as defined in Section 1.36 (or any successor thereto) of the ESOP).

5.2.            Distribution.

(a)              General. The vested portion of a Participant’s account may not be distributed prior to (a) the Participant’s death, or (b) the first day of the month following the lapse of six months following the Participant’s Separation from Service.  The vested portion of amounts credited to a Participant’s account shall be distributed to a Participant in the manner indicated on the Participant’s payment election form (a copy of which is attached as Appendix B), except that any distribution must be solely in the form of whole shares of Corporation Common Stock.  Cash will not be distributed in lieu of fractional shares.  The form of benefit payment may be in a single lump sum payment or annual installment payments not in excess of ten years, as specified on a Participant’s payment election form.  If the benefits are to be paid in annual installments, the first annual installment shall be paid on or as soon as practicable following the payment event selected by the Participant (subject to the six-month delay required above if the payment event is a Separation from Service), and all subsequent annual payments shall be paid on the annual anniversary date of the first payment.  Any new payment elections made by a Participant on or after January 1, 2005 shall be made in accordance with this Article V.

(b)            Amount of Each Annual Installment. The amount of each annual installment paid to a Participant or his or her beneficiaries shall be determined by multiplying the value of the Participant’s account as of the close of business on the day preceding such payment by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of annual installments remaining to be paid to the Participant or his or her beneficiaries, including the annual installment for which the calculation is being made. For example, if a Participant elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Participant’s account, the second annual installment shall be 1/9th of the then remaining account, and so on.

(c)            Prior Elections. Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 5.2(d) or 5.2(e) below and such payment election becomes effective as set forth below. If no payment election was previously made, then the current payment election shall be deemed to be a lump sum payment as of the first day of the month following the lapse of six months after a Separation of Service, except that in the event of death, the payment election shall be deemed to be a lump sum payable within sixty (60) days following the date of death.

(d)            Transitional Elections Prior to 2009. On or before December 31, 2008, if a Participant wishes to change his or her payment election, the Participant may do so by completing a payment election form approved by the Board or a committee thereof, provided that any such election (i) must be made prior to the Participant’s Separation from Service or death, (ii) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Board, (iii) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (iv) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

(e)            Changes in Payment Elections after 2008. On or after January 1, 2009, if a Participant wishes to change his or her payment election, the Participant may do so by completing a payment election form approved by the Board or a committee thereof, provided that any such election (i) must be made prior to the Participant’s Separation from Service or death, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Corporation, and (iv) for payments to be made other than upon death, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Plan and clause (iv) above, all installment payments under this Plan shall be treated as a single payment.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1.            Administration by the Corporation and the Bank.  The Corporation and the Bank shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

6.2.            General Powers of Administration.  All provisions set forth in the ESOP with respect to the administrative powers and duties of the Corporation and the Bank, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan.  The Corporation and the Bank shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Corporation and the Bank with respect to the Plan.

ARTICLE VII

AMENDMENT OR TERMINATION

7.1.            Amendment or Termination.  The Corporation and the Bank intend the Plan to be permanent but reserve the right to amend or terminate the Plan when, in the sole opinion of the Corporation and the Bank, such amendment or termination is advisable.  Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.  In addition, in the event that the Corporation determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or payment election form needs to be further amended to comply with Section 409A of the Code, the Corporation may amend the Plan or the payment election form to make any changes required for it to comply with Section 409A of the Code.

7.2.            Effect of Amendment or Termination.

(a)   General.  No amendment or termination of the Plan shall directly or indirectly reduce the balance of any account held hereunder as of the effective date of such amendment or termination.  A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 7.2(b) below.  No additional Supplemental ESOP Allocations shall be made to the account of a Participant after termination of the Plan, but the Corporation shall continue to credit gains and losses pursuant to Article IV until the balance of the Participant’s account has been fully distributed to the Participant or his beneficiary.

(b)              Termination. Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 7.2(b). The Corporation or the Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)
the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Corporation and the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) each Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Corporation and the Bank irrevocably take all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Corporation or the Bank and (1) all arrangements sponsored by the Corporation and the Bank that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Corporation and the Bank take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Corporation and the Bank take all necessary action to irrevocably terminate the arrangements; and (4) neither the Corporation nor the Bank adopts a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Corporation and the Bank take all necessary action to irrevocably terminate the Plan; or

(iii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in such Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

ARTICLE VIII

GENERAL PROVISIONS

8.1.            Participant’s Rights Unsecured. To fund its obligations under the Plan, the Corporation and the Bank may elect to form a trust, or to utilize a pre-existing trust, to purchase and hold the alternative forms of assets which are permitted under the ESOP, including shares of Corporation Common Stock, subject to compliance with all applicable securities laws. If the Corporation and the Bank elect to use a trust to fund their obligations under the Plan, a Participant shall have no right to demand the transfer to him of stock or other assets from the Corporation and the Bank, or from such a trust formed or utilized by the Corporation and the Bank. Any assets held in a trust, including shares of Corporation Common Stock, may be distributed to a Participant in payment of part or all of the Corporation’s and the Bank’s obligations under the Plan. The right of a Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation and the Bank, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Corporation and the Bank.

8.2.            General Conditions.  Nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the ESOP.

8.3.            No Guarantee of Benefits.  Nothing contained in the Plan shall constitute a guarantee by the Corporation and the Bank or any other person or entity that the assets of the Corporation and the Bank will be sufficient to pay any benefit hereunder.

8.4.            No Enlargement of Employee Rights.  No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Corporation and the Bank.

8.5.            Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.6.            Applicable Law.  The Plan shall be construed and administered under the laws of the Commonwealth of Pennsylvania to the extent such laws are not superseded by federal law.

8.7.            Incapacity of Recipient.  If any person entitled to a distribution under the Plan is deemed by the Corporation and the Bank to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Corporation and the Bank may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation and the Bank and the Plan therefor.

8.8.            Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Corporation and the Bank or by the merger or consolidation of the Corporation and the Bank into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 7.2, and each participant shall be 100% vested in his or her account.

8.9.            Unclaimed Benefit.  Each Participant shall keep the Corporation and the Bank informed of his current address and the current address of his designated beneficiary.  The Corporation and the Bank shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Corporation and the Bank within three (3) years after the date on which payment of the Participant’s account may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Corporation and the Bank are unable to locate any designated beneficiary of the Participant, then the Corporation and the Bank shall have no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.

8.10. Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Corporation and the Bank nor any individual acting as employee or agent of the Corporation and the Bank shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

IN WITNESS WHEREOF, the Corporation and the Bank have caused this Plan to be executed by their duly authorized officers effective as of the date first written above.

Attest:	PARKVALE FINANCIAL CORPORATION

/s/Deborah M. Cardillo	By:	/s/ Robert J. McCarthy, Jr.
Deborah M. Cardillo		Robert J. McCarthy, Jr.
Corporate Secretary		President and Chief Executive Officer

Attest:	PARKVALE SAVINGS BANK

/s/ Deborah M. Cardillo	By:	/s/ Robert J. McCarthy, Jr.
Deborah M. Cardillo		Robert J. McCarthy, Jr.
Corporate Secretary		President and Chief Executive Officer

APPENDIX A

The Corporation and the Bank have designated the following person(s) as a Participant in the Parkvale Financial Corporation Amended and Restated Supplemental Executive Benefit Plan:

1. Robert J. McCarthy, Jr., President and Chief Executive Officer, effective December 31, 1994.

2. Timothy G. Rubritz, Senior Vice President, Treasurer and Chief Financial Officer of the Bank, effective December 31, 1995.

A-1